SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material under Rule 14a-12

CFS BANCORP, INC.
(Name of Registrant as Specified in its Charter)

Financial Edge Fund, L.P.
PL Capital, LLC
Goodbody/PL Capital, LLC
Financial Edge-Strategic Fund, L.P.
PL Capital/Focused Fund, L.P.
Goodbody/PL Capital, L.P.
PL Capital Advisors, LLC
Richard J. Lashley
Beth Lashley
Irving A. Smokler
Red Rose Trading Estonia OU
Richard J. Lashley as Custodian of
UGMA for Danielle L. Lashley
               John W. Palmer
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4.	Proposed maximum aggregate value of transaction:
5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:
2.	Form, Schedule or Registration Statement No.:
3.	Filing Party:
4.	Date Filed:

Filed by PL Capital Group

        On August 24, 2009, the PL Capital Group sent a letter to the shareholders of CFS Bancorp, Inc. A copy of the letter follows as part of this filing under Rule 14a-12 of the Securities Exchange Act of 1934, as amended.

[Letterhead Omitted]

August 24, 2009

Dear Fellow Shareholders of CFS Bancorp, Inc.:

We are the largest outside shareholders of CFS Bancorp, Inc. (referred to as the Company below). You may have seen some press releases that we issued in the past few months regarding our concerns about CFS Bancorp, Inc. and its management. We have also told the Company that we intend to seek one or more board seats at the 2010 Annual Meeting.

You may have also recently received a letter from the Company about us (letter dated August 17, 2009 from Thomas Prisby to the Company’s shareholders). That letter contains a number of errors and mischaracterizations about PL Capital and our goals for restoring shareholder value for you and all other shareholders of CFS Bancorp. We believe the Company’s letter is an attempt to shift attention away from the Company’s dismal results and poor corporate governance practices. We responded to the Company with a letter dated August 21, 2009, a copy of which is attached in its entirety for your information.

Please feel free to call us at anytime with questions or comments. We will be communicating with you again in the future, once the 2010 Annual Meeting gets closer. In the meantime, we will do our best to keep up the pressure on CFS Bancorp to improve its operating results and corporate governance practices.

Very truly yours,

/s/ Richard Lashley	/s/ John Palmer
Richard Lashley	John Palmer
Principal	Principal
973-360-1666	630-848-1340
rlashley@plcapitalllc.com	jpalmer@plcapitalllc.com

Important Information

This letter is not a solicitation of a proxy from any security holder of CFS Bancorp, Inc. PL Capital, LLC and its affiliates (the “PL Capital Group”) may elect to nominate and file proxy materials to enable the PL Capital Group to solicit votes for the election of one or both of John Palmer and Richard Lashley as members of the Board of Directors of CFS Bancorp, Inc. (the “PL Capital Nominees). If the PL Capital Group nominates either of these individuals to serve as directors of CFS Bancorp, the PL Capital Group will send a definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of CFS Bancorp seeking their support of the PL Capital Nominees at CFS Bancorp’s 2010 Annual Meeting of Shareholders. Shareholders are urged to read the definitive proxy statement and WHITE proxy card when, and if, they become available, because they will contain important information about the PL Capital Group, the PL Capital Nominees, CFS Bancorp and related matters. Shareholders may obtain a free copy of the definitive proxy statement and WHITE proxy card (when, and if, available) and other documents filed by the PL Capital Group with the Securities and Exchange Commission (“SEC”) at the SEC’s web site at www.sec.gov. The definitive proxy statement (when, and if, available) and other related SEC documents filed by the PL Capital Group with the SEC may also be obtained free of charge from the PL Capital Group.

Participants in Solicitation

The PL Capital Group currently consists of the following persons who, if the PL Capital Group elects to nominate the PL Capital Nominees, will be participants in the solicitation from CFS Bancorp, Inc.‘s shareholders of proxies in favor of the PL Capital Nominees: PL Capital, LLC; Goodbody/PL Capital, LLC; Financial Edge Fund, L.P.; Financial Edge-Strategic Fund, L.P.; PL Capital/Focused Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital Advisors, LLC; Richard J. Lashley; Beth Lashley; Richard J. Lashley as Custodian of an UGMA for the benefit of his daughter, Danielle L. Lashley, John W. Palmer; Irving A. Smokler and Red Rose Trading Estonia OU. Such participants may have interests in the solicitation, including as a result of holding shares of CFS Bancorp common stock. Information regarding the participants and their interests will be contained in the definitive proxy statement (when, and if, available) filed by PL Capital Group with the SEC in connection with CFS Bancorp’s 2010 Annual Meeting of Shareholders.

2

[Letterhead Omitted]

August 24, 2009

Mr. Thomas F. Prisby
Chairman & Chief Executive Officer

Mr. Gregory W. Blaine
Lead Independent Director

Mr. Daryl D. Pomranke
President & Chief Operating Officer

Mr. Charles V. Cole
Chief Financial Officer

CFS Bancorp, Inc.
707 Ridge Road
Munster, Indiana  46321

Dear Sirs:

We read your August 17, 2009 letter to the shareholders of CFS Bancorp, Inc. (the “Company”) with interest. We are pleased to see you increasing the frequency of communications with shareholders.

WE ARE PLEASED TO SEE THE COMPANY EMBRACE GOOD CORPORATE GOVERNANCE PRACTICES AS RECOMMENDED BY RISKMETRICS GROUP, AND, BASED ON RISKMETRICS GROUP’S GOVERNANCE POLICIES, WE EXPECT MORE CHANGES TO THE COMPANY’S CORPORATE GOVERNANCE PRACTICES

We noted in the shareholder letter that the Board looked to RiskMetrics Group – ISS Governance Services (“ISS”) for guidance on the mandatory retirement age for Directors. We believe ISS and other similar advisory services are an excellent independent resource for advice on corporate governance matters.

Given that your letter said that the change to the retirement policy for Directors was, among other things, “viewed by many corporate governance experts, including RiskMetrics Group/ISS, as consistent with good governance practice,” we fully expect that the Board will now review all of its significant corporate governance practices for consistency with good governance practices, as recommended by ISS and other similar advisory services.

Indeed, we encourage the Board to take prompt action to review and appropriately modify its corporate governance practices to bring them in line with those found in ISS’ governance policies. We strongly believe that it is not enough for the Board to have reviewed just the policy respecting the mandatory retirement age for Directors for compliance with ISS’ governance policies, particularly when there are so many other corporate governance practices that the Company needs to modify to conform to the rest of ISS’ governance policies (see below for more detail). Indeed, in light of the fact that the change to the policy respecting the mandatory retirement age directly benefits Thomas Prisby, the Company’s Chairman and CEO, failure to act to revise the Company’s other corporate governance practices that are out of line with ISS’ recommended corporate governance practices may suggest that the change was motivated by something other than a desire to bring the Company’s corporate governance practices in line with suggested good corporate governance practices.

The corporate governance practices that the Company needs to consider in light of ISS’ governance policies include plans to address the excise tax gross-up issue objected to by ISS in its report issued in connection with the May 2009 Annual Meeting (see “Poor Pay Practice-Excise Tax Gross-up” on page 6 of that report). As you know, although you did not publicize it for shareholders, ISS recommended that its clients vote AGAINST director Gene Diamond for allowing the excise tax gross-up to occur (the tax gross-up essentially results in shareholders paying for taxes due by a Company executive). Other significant corporate governance policies that we believe the Board should promptly review and address, to become compliant with the governance practices recommended by ISS, include:

Corporate Governance Topic	CFS Bancorp Governance Policy	RiskMetrics Group’s Recommended Policy or Practice (1)	Is CFS Bancorp in Compliance with RiskMetrics Group’s Recommended Policy or Practice?
BOARD CLASSIFICATION	Classified Board (directors	Declassified Board (annual	NO
(namely, how often are board	from each class elected	elections for all directors)
members elected?)	every three years)

CUMULATIVE VOTING in director	Cumulative voting is not	Cumulative voting	NO
elections	allowed

MAJORITY VOTING POLICY	None	Majority Voting	NO
(namely, when directors fail
to receive more votes FOR than
WITHHELD or AGAINST they must
resign--it allows shareholders
in uncontested director
elections to have a meaningful
vote)

SEPARATE Chairman & CEO	Thomas Prisby is both the	Separate Chairman & CEO	NO
positions	Chairman & CEO

2

PROXY ACCESS	No proxy access	Proxy access	NO
(namely, shareholders who meet	(only nominees selected by	(subject to reasonable
certain qualifications can	the incumbent Board get	qualifications to be an
place their nominations	access)	eligible shareholder)
directly on the company’s
proxy, thereby democratizing
the nomination and election
process)

(1)	Source: Various RiskMetrics Group literature (2006 thru 2009); we encourage the Board to do its own due diligence on what RiskMetrics Group and other corporate governance experts recommend

As you can see, the Company is out of compliance on ALL of these significant corporate governance policies.

Therefore, we believe the Board has an obligation to review every significant corporate governance policy and practice, preferably with qualified outside assistance, and adopt all of the good corporate governance practices recommended by ISS and other similar advisory services.

If the recommended corporate governance policies noted in the table above are not adopted by the Board before the next Annual Meeting, the PL Capital Group may opt to present them to the shareholders for their support at that meeting.

THE COMPANY’S LETTER TO SHAREHOLDERS IS FRAUGHT WITH MISCHARACTERIZATIONS, AND APPEARS TO BE PROXY SOLICITATION MATERIAL THAT SHOULD BE PROPERLY TREATED AS SUCH

We are going to wait to take our case to shareholders in force until we get closer to the annual meeting date, but we fear that you have misread our filings on the Company, as your description of the PL Capital Group contained a number of mischaracterizations. For example, there are no offshore hedge funds in our filing group related to the Company. You also characterize us as dissident activists that only want the companies we invest in to be sold, stating that we are not “buy and hold” investors, but this is not accurate as detailed more fully below. These mischaracterizations are misleading to shareholders and put the Company in danger of violating the prohibition in federal securities law against making false and misleading statements.

Particularly troubling to us is the way in which the mischaracterizations appear to be designed to scare shareholders into thinking we are only out for ourselves regardless of what might be best for the Company and other shareholders, by suggesting we only look for quick sales of companies in which we invest. In fact, we prefer to be “buy and hold” investors, but the reality is that some companies, such as the Company, are poorly run, lose money, fail to adopt proper corporate governance practices, have stock price declines and need to be sold or restructured. Evidence that the Company may be in need of dramatic change is found in its dismal financial results, including: 5% nonperforming assets, a 80%+ stock price decline (peak to trough) and annual returns on equity that have never exceeded 6% in any of the years since the Company went public eleven years ago. In addition, most of the Company’s shareholders are aware of the Company’s drastic reduction in the dividend, restrictions placed on the Company by federal banking regulators and numerous related party transactions. Unlike other shareholders who do not have the time, energy, expertise or resources, we are not afraid to take on management teams that we believe are poorly performing, entrenched, self enriching, and not performing well for shareholders as a whole.

3

While we have called for certain companies that we have invested in to be sold, that is not our primary investment strategy. We have no problem if you cite facts about us from public filings, but you have no way of knowing how many companies we have invested in or are invested in (except our Schedule 13D filing positions) or what our relationships have been with those companies. There are numerous CEOs of banks that we are invested in that you can call about us that will contradict your assertion that we are not long term investors. As of right now, we are not running or currently planning a proxy contest for board seats against any of the more than 15 banks that we have filed Schedule 13Ds on, except CFS Bancorp. In total, as of this writing, we own positions in more than 40 banks throughout the U.S., and CFS Bancorp is the only one we are currently planning to run a proxy contest against. One out of 40 contradicts the characterizations you made about us. This is not about the PL Capital Group, but about CFS Bancorp’s dismissal financial performance and the need we perceive for change to benefit the Company and its shareholders.

In addition to the concerns related to the mischaracterizations, based on our previously filed announcement of an intent to nominate one or more directors at the upcoming Annual Meeting, it appears that your letter to shareholders was solicitation material that should promptly be filed under Rule 14a-12 of the proxy rules. It has been our experience that solicitation materials in a proxy contest, or materials that should be treated as solicitation material in a proxy contest, are under extra scrutiny by the SEC. So, we urge the Company to be careful to comply with the proxy rules, including Rule 14a-9 which makes it unlawful to make a false or misleading statement of material fact in solicitation materials, or to omit stating a material fact that is necessary to prevent any statement in solicitation materials from being false or misleading.

*  *  *

We look forward to a healthy debate about the changes that are needed at the Company to restore shareholder value and improve the Company. Please note that we intend to send a copy of this letter, along with appropriate securities legends, to the Company’s shareholders.

Very truly yours,

/s/ Richard Lashley	/s/ John Palmer
Richard Lashley	John Palmer
Principal	Principal

4